Exhibit 99.2

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not a soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2012

PRELIMINARY PROSPECTUS

5,833,333 Shares

[LOGO]

Chuy’s Holdings, Inc.

Common Stock

We are offering 5,833,333 shares of our common stock. This is our initial public offering and, prior to this offering, there has been no public market for our common stock. We expect the initial public offering price to be between $11.00 and $13.00 per share. We intend to apply to list our common stock on the Nasdaq Global Select Market under the symbol “CHUY.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions
Proceeds to us, before expenses

Delivery of the shares of common stock is expected to be made on or about                     , 2012. We have granted the underwriters an option for a period of 30 days to purchase an additional 874,999 shares of our common stock to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds to us, before expenses, will be $            .

Jefferies		Baird

KeyBanc Capital Markets	Raymond James	Stephens Inc.

Prospectus dated                     , 2012